Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
Form S-8 No. 33-92060
Form S-8 No. 333-52653
Form S-8 No. 333-59360
Form S-8 No. 333-59378
Form S-8 No. 333-91178
Form S-8 No. 333-115136
Form S-8 No. 333-126875
of our report dated February 21, 2006, with respect to the consolidated statements of income, stockholders’ equity and cash flows of Park National Corporation and subsidiaries for the year ended December 31, 2005, included in this Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Columbus, Ohio
February 27, 2008